UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.     )

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HearUSA, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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HearUSA, Inc.

1250 Northpoint Parkway

West Palm Beach, Florida 33407

NOTICE OF

ANNUAL MEETING OF STOCKHOLDERS

To be held on June 29, 2009

The Annual Meeting of Stockholders of HearUSA, Inc. (the “Company”) will be held on Monday, June 29, 2009 at 2:00 pm local time at the Marriott Palm Beach Gardens located at 400 RCA Boulevard, Palm Beach Gardens, Florida 33410, for the following purposes:

1.

To elect eight directors of the Company, each to hold office until the next Annual Meeting of Stockholders and thereafter until his successor is duly elected and qualified, or as otherwise provided by law;

2.

To approve the amended and restated 2007 Incentive Compensation Plan, which includes an increase in the number of authorized shares that may be issued pursuant to the Plan, an increase in the maximum per person grant limitation and changes to the permissible performance criteria for performance based awards; and

3.	To consider such other matters as may properly come before the Annual Meeting.

Only stockholders of record as shown on the books of the Company at the close of business on May 1, 2009, the record date fixed by the Board of Directors, will be entitled to vote at the meeting and any adjournments thereof. The voting rights of the stockholders are described in the accompanying proxy statement.

By order of the Board of Directors,

Denise Pottlitzer

Secretary & VP of Reporting & Compliance

May 4, 2009

TO ASSURE YOUR REPRESENTATION AT THE MEETING, PLEASE SIGN, DATE AND RETURN YOUR PROXY CARD AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POSTAGE-PAID ENVELOPE WHETHER OR NOT YOU EXPECT TO ATTEND IN PERSON. YOU MAY ALSO VOTE YOUR SHARES BY TELEPHONE OR THE INTERNET. INSTRUCTIONS FOR USING THESE SERVICES ARE SET FORTH ON THE ENCLOSED PROXY CARD.

HearUSA, Inc.

1250 Northpoint Parkway

West Palm Beach, Florida 33407

PROXY STATEMENT

For

ANNUAL MEETING OF STOCKHOLDERS

To be held on June 29, 2009

This Proxy Statement with the accompanying proxy card is being mailed or given to stockholders commencing on or about May 4, 2009, in connection with the solicitation of proxies by the Board of Directors of HearUSA, Inc. (the “Company”) to be used at the 2009 Annual Meeting of Stockholders of the Company to be held at the Marriott Palm Beach Gardens located at 400 RCA Boulevard, Palm Beach Gardens, Florida 33410, on Monday, June 29, 2009, at 2:00 pm local time and any adjournments thereof.

The Company’s principal executive offices are located at 1250 Northpoint Parkway, West Palm Beach, Florida 33407.

Voting at Meeting

The record date for the Annual Meeting is May 1, 2009. Holders of shares of the Company’s common stock, par value $.10 per share (“Common Stock”), and holders of exchangeable shares (“Exchangeable Shares”) of HEARx Canada, Inc., a subsidiary of the Company, as of the close of business on the record date, are entitled to notice of, and to vote at, the Annual Meeting or any adjournments thereof. Each holder of Common Stock is entitled to one vote for each share held on the record date, and Computershare Trust Company of Canada (the “Trustee”), the holder of the Company’s Special Voting Preferred Stock, is entitled to one vote for each Exchangeable Share outstanding as of the record date. Votes cast with respect to the Exchangeable Shares will be voted through the Special Voting Preferred Stock by the Trustee as directed by the holders of Exchangeable Shares, except votes cast with respect to Exchangeable Shares whose holders request to vote directly in person as proxy for the Trustee at the Annual Meeting.

As of the record date, there were issued and outstanding 44,837,099 shares of Common Stock, one share of the Company’s Special Voting Preferred Stock and 503,061 Exchangeable Shares (excluding Exchangeable Shares owned by the Company and its subsidiaries). Each Exchangeable Share is exchangeable at any time, at the option of the holder, for one share of the Company’s Common Stock. The holders of a majority of the shares of Common Stock and Exchangeable Shares entitled to vote as of the record date present in person or by proxy will constitute a quorum at the meeting. Under the Delaware General Corporation Law, any stockholder who submits a proxy and abstains from voting on a particular matter described herein will still be counted for purposes of determining a quorum. Broker non-votes will be treated as not represented at the meeting as to any matter for which a non-vote is indicated on the broker’s proxy.

Proxy Procedure

Stockholders of record (stockholders who hold their shares in their own name) can vote any one of three ways:

By Mail: If the enclosed proxy card is properly executed and returned prior to the meeting, the shares represented thereby will be voted in accordance with the stockholder’s directions or, if no directions are indicated, the shares will be voted in accordance with the recommendations of the Board of Directors as specified in this proxy statement. The Board of Directors does not know of any other business to be brought before the meeting, but it is intended that, as to any such other business, a vote may be cast pursuant to the proxy in accordance with the judgment of the person or persons acting thereunder.

By Telephone: Call the toll-free number on your proxy card to vote by phone. You will need to follow the instructions on your proxy card and the voice prompts.

By Internet: Go to the web site listed on your proxy card to vote through the Internet. You will need to follow the instructions on your proxy card and the web site. If you vote through the Internet, you may incur telephone and Internet access charges.

If you vote by telephone or the Internet, your electronic vote authorizes the named proxies in the same manner as if you signed, dated and returned your proxy card. If you vote by telephone or the Internet, you need not return your proxy card.

If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record that you must follow in order for your shares to be voted in accordance with your instructions. Telephone and Internet voting also will be offered to stockholders owning shares through most banks and brokers.

Any stockholder voting by written proxy by mail may revoke that proxy at any time prior to the voting thereof either by delivering written notice to the Secretary of the Company or by voting in person at the meeting. If you voted by telephone or the Internet, you may also change your vote with a timely and valid later telephone or Internet vote, as the case may be. Attendance at the meeting will not have the effect of revoking a proxy unless you give proper written notice of revocation to the Secretary before the proxy is exercised or you vote by written ballot at the meeting.

If you hold Exchangeable Shares and you wish to direct the Trustee to cast the votes represented by your Exchangeable Shares attached to the Special Voting Preferred Stock on your behalf, you should follow carefully the instructions provided by the Trustee, which accompany this Proxy Statement. The procedure for instructing the Trustee differs in certain respects from the procedure for delivering a proxy, including the place for depositing the instructions and the manner of revoking the proxy.

Proxy Solicitation

All costs of the solicitation of proxies will be borne by the Company. In addition to the solicitation of proxies by use of the mails, the Company may utilize the services of some of the officers and regular employees of the Company (who will receive no compensation therefor in addition to their regular salaries) to solicit proxies personally and by telephone. The Company will request banks, brokers, custodians, nominees and fiduciaries to forward copies of the proxy solicitation materials to beneficial owners and to request authority for the execution of proxies. The Company will reimburse such persons or entities for their expenses in doing so. In addition, we may engage a proxy solicitor to assist in the solicitation of proxies. If we engage a proxy solicitor, we expect that the fees we would pay to the proxy solicitor would not exceed $7,500, plus reasonable out-of-pocket expenses.

Important Information About Proxy Material Availability

A copy of our proxy materials, including this proxy statement and our Annual Report to Stockholders, can be found on our website at www.hearusa.com.

Proposal No. 1

ELECTION OF DIRECTORS

Eight directors of the Company are to be elected at the meeting, each to hold office until the next Annual Meeting of Stockholders and until his successor is elected and qualified, or as otherwise provided by the Company’s Amended and Restated Bylaws or by Delaware law.

The Board of Directors, upon the recommendation of the Nominating and Corporate Governance Committee, has nominated the eight persons named below for election as directors. All of the director nominees are presently serving as such after election by the stockholders, except Stephen W. Webster who was appointed by the Board to fill a vacancy created in October 2008 when the Board expanded the number of directors from seven to eight. It is intended that the shares represented by the enclosed proxy will be voted for the election of these eight nominees (unless such authority is withheld by a stockholder). In the event that any of the nominees should become unable or unwilling to serve as a director (which is not anticipated), it is intended that the proxy will be voted for the election of such person or persons, if any, who shall be designated by the Board of Directors.

The nominees for election as directors are as follows:

Name and Age	Director Since	Position with the Company

Thomas W. Archibald (70)	1993	Director

Bruce N. Bagni (64)	2005	Director

Paul A. Brown (71)	1986	Director

Joseph L. Gitterman III (73)	1997	Director

Stephen J. Hansbrough (62)	1997	Chief Executive Officer and Chairman of the Board

Michel Labadie (55)	2002	Director

David J. McLachlan (70)	1986	Director

Stephen W. Webster (48)	2008	Director

Thomas W. Archibald attended the London School of Economics and received a B.A. degree in economics from Denison University and a Juris Doctor degree from the Ohio State University Law School. He retired from the Bank of New York in 1995, where he served as Executive Vice President of the Personal Trust Sector. He held that position at Irving Trust Company when it merged with The Bank of New York in 1988. Mr. Archibald is a past Director of Group Health Incorporated, the only not-for-profit health insurance carrier chartered to operate throughout New York State.

Bruce N. Bagni holds a Bachelor of Arts degree from the University of Southern California, a Juris Doctor degree from Indiana University (Indianapolis) and a Masters of Law degree from Columbia University. Mr. Bagni retired from Blue Cross Blue Shield of Florida at the end of 2004 where he was Senior Vice President for Public Affairs, General Counsel and Corporate Secretary. He was a member of the Office of the CEO, which developed corporate strategy and provided overall management and leadership for the enterprise. Before joining Blue Cross Blue Shield of Florida in early 1992 he was employed for six years by UNUM Life Insurance Company, a large national and international disability and life insurer, serving primarily in legal roles, including Vice President and Chief Counsel. He is currently involved in various business ventures and charitable activities.

Paul A. Brown, M.D. holds an A.B. from Harvard College and an M.D. from Tufts University School of Medicine. Dr. Brown founded HearUSA in 1986 and most recently served as Chairman of the Board until February 2008, when he retired and was appointed Chairman Emeritus. Dr. Brown served as Chief Executive Officer from 1986 until July 2002. From 1970 to 1984, Dr. Brown was Chairman of the Board and Chief Executive Officer of MetPath Inc., a New Jersey-based corporation offering a full range of clinical laboratory services to physicians and hospitals, which he founded in 1967 while a resident in pathology at Columbia Presbyterian Medical Center in New York City. MetPath developed into the largest clinical laboratory in the world with over 3,000 employees and was listed on the American Stock Exchange prior to being sold to Corning in 1982 for $140 million. Dr. Brown is formerly Chairman of the Board of Overseers of Tufts University School of Medicine, an Emeritus member of the Board of Trustees of Tufts University, a past member of the Visiting Committee of Boston University School of Medicine and currently is a part-time lecturer in pathology and member of the Visiting Community at Columbia University College of Physicians and Surgeons.

Joseph L. Gitterman, III is the manager of the EIP Group, an investing, trading and consulting firm that he founded in 1994. Until 1994, he was a Senior Managing Director of LaBranche & Co. He was a member of the New York Stock Exchange for over thirty years and was appointed a Governor in 1986. At the New York Stock Exchange, he served on more than fourteen committees, serving as chairman of many of them. He is a director of Intrepid International and the Daylight Company. He also serves on numerous not for profit boards.

Stephen J. Hansbrough is Chief Executive Officer and Chairman of the Board and has been with the Company since December of 1993. Mr. Hansbrough was formerly the Senior Vice President of Dart Drug Corporation and was instrumental in starting its affiliated group of companies (Crown Books and Trak Auto). These companies along with Dart Drug Stores had over 400 retail locations, generated approximately $550 million in annual revenues and employed over 3,000 people. Mr. Hansbrough subsequently became Chairman and CEO of Dart Drug Stores with annual revenues in excess of $250 million. After leaving Dart, Mr. Hansbrough was an independent consultant specializing in turnaround and start-up operations, primarily in the retail field, until he joined HearUSA.

Michel Labadie, B.Sc., M.Sc., MBA. Mr. Labadie was a Director of Helix Hearing Care of America Corp before the combination with HearUSA, Inc. He currently is President and Chief Executive Officer of Les Pros de la Photo (Quebec) Inc., the largest photo finishing company in Canada, and has been since 1992. He has also spent several years working as the head of the Venture Capital, Portfolio Management and Mergers and Acquisition Departments of a major financial institution. He currently serves as a director for several public and private non-U.S. companies.

David J. McLachlan served as Executive Vice President and Chief Financial Officer of Genzyme Corporation, a biotechnology company, from 1989 to 1999 and senior advisor to Genzyme’s chairman and chief executive officer through June 2004. Currently he serves as a Director of Dyax Corp., a biotechnology company, and Skyworks Solutions, Inc., a manufacturer of analog, mixed signal and digital semiconductors for mobile communications. He is a graduate of Harvard Business School and Harvard College.

Stephen W. Webster is the Senior Vice President of Finance and Chief Financial Officer of Adolor Corporation. He has over twenty years of healthcare industry related experience. Before assuming his position at Adolor in June 2008, Mr. Webster most recently served as Managing Director of Healthcare Investment Banking at Broadpoint Capital (formerly First Albany Capital). Prior to Broadpoint Capital, from 2000 to 2007, Mr. Webster was co-founder, President and CEO of Neuronyx, Inc., a privately held biotechnology company. Mr. Webster also spent over thirteen years at PaineWebber Incorporated, including as Director, Investment Banking Division, Health Care Group.

There are no family relationships between or among any directors or executive officers of the Company.

Vote Required

The eight director nominees receiving the greatest number of votes of the Common Stock and the Special Voting Preferred Stock represented at the meeting (in person or by proxy) will be elected directors assuming a quorum is present at the meeting. All shares of Common Stock and the share of Special Voting Preferred Stock represented by valid proxies will be voted in accordance with the instructions contained therein. Shares of Common Stock represented by proxies that are marked “without authority” with respect to the election of one or more nominees for director and broker non-votes will have no effect on the outcome of the election. Votes with respect to Exchangeable Shares represented by valid voting instructions received by the Trustee will be cast by the Trustee through the Special Voting Preferred Stock in accordance with those instructions. If no instructions are received by the Trustee from a holder of Exchangeable Shares, the votes to which such holder is entitled will not be exercised.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

A VOTE “FOR” EACH

OF THE ABOVE NAMED DIRECTOR NOMINEES

Board of Directors and Committees of the Board

Board of Directors

The Board of Directors has determined that the following directors, constituting a majority of the Board, are “independent” as defined by the NYSE Amex listing standards: Messrs. Archibald, Bagni, Gitterman, Labadie, McLachlan and Webster. The Board specifically considered Mr. Labadie’s beneficial ownership of approximately 5.4% of the Company’s outstanding Common Stock, both in his name and indirectly through Les Partenaires de Montreal, s.e.c. and Gestion Fremican, Inc. The Board concluded that stock ownership alone did not preclude Mr. Labadie from being independent of management, particularly noting the small percentage of beneficial ownership and the lack of sole voting and dispositive power by Mr. Labadie relative to such stock.

The standing committees of the Board of Directors are the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. The charters for the Audit, Compensation and Nominating and Corporate Governance Committees are posted on the Company’s web site at www.hearusa.com (select “Investors” then the desired committee charter). A copy of each of these charters is also available in print at no charge to any stockholder who requests the charter by writing to the Corporate Secretary at HearUSA, Inc., 1250 Northpoint Parkway, West Palm Beach, Florida 33407. All committee members are appointed by the Board of Directors on the recommendation of the Nominating and Corporate Governance Committee. The membership and the function of each committee are described below.

There were eight meetings of the Board of Directors during the fiscal year ended December 27, 2008. All of the directors attended at least 75% of the aggregate number of the meetings held by the Board of Directors and its respective committees on which they served during the fiscal year. Directors are encouraged, but not required to attend annual meetings of stockholders. All but one of the Company’s then directors attended the 2008 Annual Meeting of Stockholders.

Corporate Governance and Stockholder Communication with the Board

The Board of Directors has adopted corporate governance guidelines upon the recommendation of the Nominating and Corporate Governance Committee. The Board also has adopted a Code of Ethics applicable to all the Company’s directors, officers and employees. A copy of both the corporate governance guidelines and the code of ethics are available on the Company’s website at www.hearusa.com.

In accordance with our corporate governance guidelines, our independent directors hold executive sessions regularly without management present. Since 2008, upon the recommendation of the Nominating and Corporate Governance Committee, the Company’s corporate governance guidelines provide for the position of Lead Independent Director during any period that the Board has determined that it is best for the Chairman of the Board also to serve as Chief Executive Officer of the Company. In February of 2008, upon the retirement of Dr. Brown as Chairman of the Board, the Board unanimously appointed Stephen J. Hansbrough, then President and Chief Executive Officer of the Company, to serve as Chairman of the Board. At that time, the Board also selected David J. McLachlan to serve as Lead Independent Director. The Lead Independent Director presides at the executive sessions of the independent directors. His role and responsibilities include maintaining an active relationship with the Chairman and Chief Executive Officer, participating in preparation for board meetings (suggesting agenda items as appropriate), serving as a supplemental channel for communications between board members and the Chairman and Chief Executive Officer and providing counsel to individual directors on the performance of their duties.

Any stockholder may communicate with any member of the Board of Directors by sending such communication to 1250 Northpoint Parkway, West Palm Beach, Florida 33407 to the attention of the director or directors of the stockholder’s choice. The Company will relay all such communications addressed in this manner to the appropriate director(s). Any communications addressed to the attention of “The Board of Directors” will be forwarded to the Chairman of the Board for review and further handling. Any communication addressed to the attention of “The Independent Directors” will be forwarded to the Lead Independent Director for review and further handling. Stockholders wishing to communicate with the Lead Independent Director also may send email to LeadDirector@hearusa.com.

Audit Committee

During 2008, the Audit Committee was comprised of Messrs. Archibald, Bagni, Gitterman, Labadie, McLachlan and Webster, all of whom are “independent” as defined by the NYSE Amex listing standards and Rule 10A-3 under the Securities Exchange Act of 1934, as amended. Mr. McLachlan serves as Chairman of the Audit Committee. In addition, the Board of Directors has determined that each member of the Audit Committee is financially literate and Mr. McLachlan is an “audit committee financial expert” within the meaning of the rules and regulations adopted by the Securities and Exchange Commission. The Audit Committee met four times during fiscal 2008.

The principal functions of the Audit Committee are to oversee the audit of the Company’s financial statements provided to the Securities and Exchange Commission, the Company’s stockholders and the general public; the Company’s internal financial accounting processes and controls; the Company’s disclosure controls and procedures; and the independent audit process. The Audit Committee is responsible for appointing, retaining, compensating, evaluating and, if necessary, terminating HearUSA’s independent registered public accounting firm. The Audit Committee meets periodically with representatives from the Company’s independent registered public accounting firm separate from management. The Audit Committee has established procedures for the receipt, retention and treatment of confidential and anonymous complaints regarding HearUSA’s accounting, internal controls and auditing matters. A copy of these procedures is available in print at no charge to any stockholder who requests the procedures by writing to the Corporate Secretary at HearUSA, Inc., 1250 Northpoint Parkway, West Palm Beach, Florida 33407.

Compensation Committee

During 2008, the Compensation Committee was comprised of Messrs. Archibald, Bagni, Gitterman, Labadie, McLachlan and Webster, all of whom are “independent” as defined by the NYSE Amex listing standards. The Compensation Committee, chaired by Mr. Archibald, met seven times during the 2008 fiscal year. The primary function of the Compensation Committee is to assist the Board in fulfilling its oversight responsibilities relating to officer and director compensation. Its primary duties and responsibilities are the overall design, approval and implementation of the executive compensation plans, policies and programs for directors, officers and other key executives of the Company.

Nominating and Corporate Governance Committee

During 2008, the Nominating and Corporate Governance Committee was comprised of Messrs. Archibald, Bagni, Gitterman, Labadie, McLachlan and Webster, all of whom are independent as defined by the NYSE Amex listing standards. The Nominating and Corporate Governance Committee, chaired by Mr. Bagni, met two times during fiscal year 2008. The principal functions of the Nominating and Corporate Governance Committee are to recommend to the Board of Directors the director nominees for the next annual meeting of stockholders, candidates to fill vacancies on the Board, and directors to be appointed to Board committees. In addition, the Nominating and Governance Committee develops and recommends to the Board a set of corporate governance guidelines applicable to the Board and the Company and oversees the effectiveness of the Company’s corporate governance in accordance with these guidelines, making suggested changes from time to time as appropriate. This Committee also oversees the process of evaluations of the Board, its committees and executive management of the Company.

Director Nominating Process

The Nominating and Corporate Governance Committee is responsible for identifying individuals qualified to become Board members and recommending to the Board director nominees for the next annual meeting of stockholders and candidates to fill vacancies on the Board.

The Nominating and Corporate Governance Committee considers candidates for Board membership suggested by Board members. The Committee may also use outside consultants to identify potential directors. Additionally, in selecting nominees for directors, the Committee will review candidates recommended by stockholders using the same general criteria as other candidates. Any stockholder wishing to recommend a candidate for consideration by the Committee as a nominee for director should follow the procedures set forth below.

Once the Nominating and Corporate Governance Committee has identified a prospective nominee, the Committee makes an initial determination as to whether to conduct a full evaluation of the candidate. This initial determination is based on the information provided to the Committee with the recommendation of the prospective candidate, as well as the Committee’s own knowledge of the prospective candidate, which may be supplemented by inquiries of the person making the recommendation or others. The preliminary determination is based primarily on the need for additional Board members and the likelihood that the prospective nominee can satisfy the evaluation factors described below. The Committee then evaluates the prospective nominee against the standards and qualifications set out in the Company’s corporate governance guidelines, which include among other things, considerations of judgment, specific business experience, independence (for purposes of the NYSE Amex and SEC rules) and skills (such as understanding of technology, finance and marketing and healthcare), all in the context of an assessment of the perceived needs of the Board at the time.

Upon completion of this evaluation and interview process, the Committee makes a recommendation to the full Board as to whether the candidate should be nominated by the Board and the Board determines whether to approve the nominee after considering the recommendation and report to the Committee.

Stockholders may recommend director nominee candidates by sending the following information to Nominating Committee Chairman, HearUSA, Inc., 1250 Northpoint Parkway, West Palm Beach, Florida, 33407: stockholder’s name, number of shares owned, length of period held, and proof of ownership; name, age and address of candidate; candidate’s detailed resume; description of any arrangements or understandings between the stockholder and the candidate; and signed statement from the candidate confirming his or her willingness to serve on the Board of Directors.

If a stockholder seeks to nominate a candidate for election at the 2010 annual meeting of stockholders, the stockholder must follow the procedures described under the “Stockholder Proposals” below.

Compensation of Directors

The following table provides information about compensation to directors during 2008.

DIRECTOR COMPENSATION

Name(1)	Fees Earned Or Paid in Cash ($)	Option Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Thomas W. Archibald	37,400	14,190	–	51,590
Bruce Bagni	34,800	14,190	–	48,990
Joseph L. Gitterman III	29,850	14,190	–	44,040
Paul A. Brown, M.D.	27,500	5,307	–	32,807
Michel Labadie	28,550	14,190	–	42,740
David J. McLachlan	35,150	16,209	–	51,359
Stephen W. Webster	6,975	1,136	–	8,111

(1) In 2008, Mr. Hansbrough was not compensated separately for his service on the Board of Directors. See Summary Compensation Table, below. For 2008, after his retirement as Chairman of the Board, Dr. Brown was compensated separately for his service as a director and this table reflects that compensation. See also Summary Compensation Table for compensation paid to Dr. Brown related to his employment by the Company.

(2) On June 12, 2008 each then non-employee director (other than Mr. Webster) was granted a 10-year option to purchase up to 20,000 shares of Common Stock pursuant to the Company’s 2007 Incentive Compensation Plan. The exercise price of those options was the market price on date of grant (closing price of the Common Stock on the date of the grant of $1.69) and the options vest ratably over three years commencing on the first anniversary of the grant. On July 31, 2008 Mr. McLachlan, as Lead Director and Chairman of the Audit Committee, was granted a 10-year option to purchase up to 10,000 shares of Common Stock pursuant to the Company’s 2007 Incentive Compensation Plan. The exercise price of those options was the market price on date of grant (closing price of the Common Stock on the date of the grant of $1.70) and the options vest ratably over three years commencing on the first anniversary of the grant. In addition, on October 27, 2008 upon his appointment to the Board, Mr. Webster was granted a 10-year option to purchase up to 25,000 shares of Common Stock pursuant to the Company’s 2007 Incentive Compensation Plan. The exercise price of those options was the market price on date of grant (closing price of the Common Stock on the date of the grant of $0.90) and the options vest ratably over three years commencing on the first anniversary of the grant. As of December 27, 2008, options granted to the non-employee directors and still outstanding were as follows: Thomas W. Archibald, 68,000; Bruce Bagni, 40,000; Paul A. Brown, M.D., 20,000 (this does not include options granted to Dr. Brown for his services as an executive officer of the Company; see “Outstanding Equity Awards at Fiscal Year End,” below); Joseph L. Gitterman, 68,000; Michel Labadie, 65,000; David J. McLachlan, 78,000 and Stephen W. Webster, 25,000.

(3) Does not include severance compensation paid to Dr. Brown pursuant to his retirement agreement. See Summary Compensation Table, below.

The Company pays each non-employee director a meeting fee of $1,300 for each in person meeting of the Board that they attend and a fee of $650 for each telephonic Board or special committee meeting in which they participate. For each committee meeting the Company pays $650. Each committee chair is paid an annual amount of $3,000 except that the Audit Committee Chairman is paid an amount of $4,000. The Company pays Dr. Brown an additional $30,000 per year in recognition of his service as chairman emeritus of the Board of Directors. In addition, the Company pays each non-employee director a cash annual retainer fee of $17,500 and an annual grant of 20,000 ten-year options (with an exercise price at the market price on date of grant, vesting ratably over three years) upon re-election to the Board. The Lead Independent Director receives an additional 10,000 options each year and commencing in 2009, the Chairman of the Audit Committee and of the Compensation Committee will receive an additional 5,000 options each year at the time of the annual grants. The Company reimburses directors for their out-of-pocket expenses for attendance at meetings of the Board.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers and persons who own beneficially more than ten percent of any class of equity security of the Company to file with the Securities and Exchange Commission initial reports of such ownership and reports of changes in such ownership. Officers, directors and such beneficial owners are required by Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on review of copies of reports furnished to the Company, during the fiscal year ended December 27, 2008, all Section 16(a) filing requirements applicable to its executive officers and directors were made on a timely basis.

Audit Committee Report

We have met and held discussions with the Company’s management and with the Company’s independent registered public accountants, BDO Seidman, LLP. We have reviewed and discussed the audited consolidated financial statements of HearUSA, Inc. for the 2008 fiscal year with the Company’s management. We discussed with BDO Seidman, LLP matters required to be discussed by the Statement on Auditing Standards No. 114. BDO Seidman, LLP also provided to us the written disclosures and the letter regarding their independence required by the applicable requirements of the Public Company Accounting Oversight Board (PCAOB) concerning independence, and we discussed with BDO Seidman, LLP their independence

Based on these reviews and discussions, we recommended to the Board of Directors that the audited consolidated financial statements for 2008 be included in HearUSA, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 27, 2008 filed with the Securities and Exchange Commission.

David J. McLachlan, Chairman

Thomas W. Archibald

Bruce N. Bagni

Joseph L. Gitterman, III

Michel Labadie

Stephen W. Webster

Compensation Discussion and Analysis

The Compensation Committee is comprised entirely of independent directors and has the responsibility for reviewing and approving the Company’s executive compensation programs. The Compensation Committee approves all compensation for the Chief Executive Officer and other named executive officers.

The Compensation Committee uses salary and bonus compensation to reward current and past performance while using equity based compensation to provide incentives for long-term performance. To establish compensation for 2008 for the Company’s executive officers, including the CEO, the Compensation Committee used subjective performance evaluations, market comparison as described below and, with respect to executive officers other than Mr. Hansbrough, the salary recommendations of Mr. Hansbrough. The Committee retained a compensation consultant, Radford Surveys + Consulting, to provide industry information and compensation recommendations.

Objectives and Design of the Executive Compensation Programs

HearUSA’s executive compensation program is designed to attract and retain quality executive talent and to provide meaningful incentives for the executives to enhance stockholder value. The Committee’s executive compensation philosophy is threefold: (1) all compensation should be referenced and validated based on peer group comparison and industry surveys; (2) incentive awards and changes to compensation should be performance based; and (3) executive and director pay should be targeted at the mid-range of relevant industry surveys.

The Committee reviews the executive compensation program at least annually to ensure that its compensation goals and objectives are being met. The Committee determines the final compensation for our Chief Executive Officer and other named executive officers, although with respect to the other named executive officers, the Chief Executive Officer works closely with the Committee to make recommendations to the Committee regarding compensation. In reviewing our executive compensation program and in making compensation decisions, the Committee has utilized surveys provided by Radford to ensure that the Committee has a comprehensive picture of how total compensation paid to our named executive officers compares to the relevant market.

Market Comparison

With the assistance of Radford, the Committee annually evaluates the executive compensation program against practices among a peer group. The companies that comprise the peer group are selected and reviewed annually based on similarity of business model to that of the Company and comparability to the Company in terms of (i) revenues; (ii) number of employees; and (iii) market capitalization. For 2008, the peer group was comprised of the following 14 companies:

1 800 Contacts	I-trax
Allion Healthcare	LCA-Vision
Birner Dental Management Services	NovaMed
Continucare Corp.	Paincare Holdings
Dialysis Corporation of America	PHC, Inc.
Familymeds Group	Radiation Therapy Services
HemaCare Corp.
IntegraMed America

In 2008, the Committee also considered compensation data provided by Radford drawn from market surveys, including the Watson Wyatt and Mercer executive compensation surveys covering companies with fewer than 1,000 employees and less than $500 million in revenues.

Employment Agreements

Each of Steve Hansbrough (our Chief Executive Officer) and Gino Chouinard (our President and Chief Operating Officer, formerly the President and Chief Financial Officer until February 2009) has an employment agreement with the Company which was entered into in February of 2008. These employment agreements replaced agreements previously in place for these executives. The terms of these employment agreements, including their change in control provisions, are more fully described elsewhere in this proxy statement, and are consistent with the agreements that the executives previously had with the Company (except in respect of certain change in control provisions, discussed below). The Committee believes the current agreements are consistent with agreements for comparably situated executives in similar healthcare companies, as demonstrated by the Radford surveys, and reasonable.

Elements of Compensation

Base Salaries. The Committee typically reviews the base salary of each executive officer on an annual basis to make adjustments based on performance of the officer and performance of the Company. In making base salary decisions, the Committee reviews comparable salary data from the industry peer group generated by Radford as generally comparable (see above). The Committee targets base salaries at the 50th percentile of those surveyed organizations.

The Committee makes a specific decision on annual adjustments to base salary with input from the Chief Executive Officer regarding the performance appraisal for each executive officer, other than himself. In early 2008, the Committee met and considered salary survey information provided by Radford which showed that the salary levels for the CEO and CFO were below the 50th percentile. In consideration of this fact, the continuing improved results of operations and the fact that the executives’ salaries had not been increased since January of 2006, the Committee determined to increase Mr. Hansbrough’s annual salary to $420,000 and Mr. Chouinard’s annual salary to $310,000. These salaries were consistent with the 50th percentile of the comparable company survey provided by Radford. Upon the hiring of Frank Puñal as Chief Accounting Officer in April of 2008, the Committee approved the annual salary recommendation of Mr. Hansbrough for Mr. Puñal of $200,000 (as well as an inducement option grant covering a total of 120,000 options at the then market price of $0.53, which will vest ratably over four years).

Short Term Incentive Awards (Cash Incentive Awards). The Committee believes that short term incentives should be closely tied to the performance of the Company and the creation of shareholder value. One way to accomplish this is through the issuance of cash-based performance awards. The executive is only paid the cash bonus if the Company meets or exceeds target expectations set by the Committee, with inputs from the CEO based on budgets for the year, at the beginning of each year. Executives can earn up to a certain percent of their base salary as determined by the Committee (typically 50%) as a cash incentive award. The Committee, at its discretion, can award a portion of this cash incentive award in the event performance targets are not achieved. No cash incentive awards were made to executives based on 2008 performance as none of the Company performance targets were achieved, and the Committee determined that discretionary cash bonuses were not warranted or appropriate because of the significant downturn in the economy.

Long Term Incentive Awards (Equity Awards). In keeping with the Committee’s performance based philosophy, the Committee believes that long term incentives should be closely tied to creation of shareholder value. One way to accomplish this is through the grant of stock options and restricted stock units, either time vesting or performance based. Historically, the Committee has made annual grants of stock options to its named executive officers. With changes in accounting for options and the increased use of restricted stock units generally, the Committee began considering other equity-based performance awards for its executives. In early 2007, the Company adopted an equity compensation plan which was approved by shareholders at the 2007 annual meeting (the “2007 Plan”). This plan contemplates the grant not only of options but also of restricted stock and restricted stock units.

The Committee expects that it may make equity-based grants at three different times: (1) upon the hiring of an executive or employee (typically, the grant date is the employee’s start date with the Company), (2) on the date of regularly scheduled quarterly Board of Directors meetings, and (3) on some occasions, in connection with a promotion or special recognition grant. Historically, the grants are scheduled to be made on an annual basis at the Board of Directors meeting in February of each year, although grants are occasionally made at other Board meetings. The regularly scheduled quarterly Board of Directors meetings are typically prior to the date of the Company’s regular quarterly earnings press release for the just completed quarters. Therefore, any grants made at such regularly scheduled meetings are made at a time just prior to the release by the Company of material non-public information (i.e., the Company’s results of operations for the just completed quarter or year). The Committee believes that the timing of such grants is appropriate because by having made such grants on an approximately regular timetable, the unpredictability of both the Company’s operating results and the trading markets’ reaction to those operating results does not factor into the Committee’s decision.

In making decisions regarding equity-based incentive awards for 2008, the Committee once again considered the peer group data provided by Radford. In early 2008, the Committee looked at the need to align its executives’ long term interest with those of the stockholders and undertook to grant to each of the then executives (Messrs. Hansbrough and Chouinard) both time vesting and performance vesting restricted stock units (“RSUs”).

•

Performance-Based Grants. In keeping with its commitment to compensation for performance, the Committee determined to grant certain performance-based equity under the 2007 Incentive Compensation Plan to its named executives. The Committee considered the variety of key performance indicators set forth in the 2007 Plan and focused on those which the Committee believed were the most likely to drive the attainment of Company goals for 2008. The Committee established three levels for potential payouts: a target level, at which the executive would receive 100% of the performance-based RSU grant; a minimum level, achievement of which would earn the executive 50% of the target performance-based RSU grant; and a maximum level, achievement of which would earn the executive up to 150% of the target performance-based RSU grant (subject to the per person annual grant limitation of the 2007 Plan). For Mr. Hansbrough, the Committee established a target of 182,000 performance-based RSUs. For Mr. Chouinard, the Committee established a target of 91,000 RSUs. These amounts were established based on the equity compensation grants of comparably situated companies (trying to keep the executives near the 50th percentile) when considered with the time-vesting grants, discussed below. The target performance criteria established by the Committee were rigorous, and even the minimum payouts would have required record performance by the Company. After the close of the 2008 fiscal year, the Committee met to ascertain whether any of the performance criteria had been attained and concluded that they had not. Consequently, all of the performance-based RSUs granted to Mr. Hansbrough and Mr. Chouinard were forfeited in February of 2009.

•

Time-Vesting Grants. In addition to the performance-based RSU grants, in connection with entering into their new contracts, the Committee determined to grant to each of Mr. Hansbrough and Mr. Chouinard RSUs which will vest ratably over three years. Looking at the compensation survey provided by Radford, and consistent with Radford’s recommendations, the Committee granted 91,000 RSUs to Mr. Hansbrough and 45,500 RSUs to Mr. Chouinard. The first installment of these RSUs vested in February of 2009.

Report of the Compensation Committee

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on this review and discussion, the Compensation

Committee has recommended to the full Board that the Compensation Discussion and Analysis be included in this proxy statement for filing with the Securities and Exchange Commission.

COMPENSATION COMMITTEE:

Thomas W. Archibald, Chairman

Bruce N. Bagni

Joseph L. Gitterman, III

Michel Labadie

David McLachlan

Stephen W. Webster

Executive Compensation

The following table presents summary information concerning 2008 compensation awarded or paid to, or earned by, (i) the Company’s chief executive officer, (ii) the Company’s chief financial officer and (iii) each of the other persons who served as executive officers in 2008 whose salary and bonus exceeded $100,000 (the “Named Executive Officers”) for the year 2008.

SUMMARY COMPENSATION TABLE

Name and Principal Positions	Year	Salary ($)	Bonus ($)	Stock Awards ($)(4)	Option Awards ($)(4)	All Other Compensation ($)	Total ($)
Stephen J. Hansbrough CEO and Chairman of the Board	2008 2007 2006	415,000 341,000 385,000	--- --- ---	166,775 --- ---	--- 164,422 130,344	--- --- ---	581,775 505,422 515,344
Gino Chouinard(1) President and Chief Operating Officer	2008 2007 2006	306,000 264,000 260,000	10,000 --- ---	127,882 --- ---	--- 149,106 136,175	--- --- 24,000	443,882 413,106 420,175
Frank Puñal(2) Senior Vice President and Chief Financial Officer	2008	127,000	---	---	19,012	---	146,012
Paul A. Brown, M.D.(3)	2008 2007 2006	63,000 196,000 240,000	--- --- ---	--- --- ---	132,297 59,571 70,716	720,994 --- ---	916,291 255,571 310,716

(1) Mr. Chouinard was promoted to the position of chief operating officer on February 23, 2009. His compensation for 2008 reflects that earned by him in his role as president and chief financial officer. The $10,000 bonus reflected in 2008 was paid in 2008 as a discretionary bonus for 2007 performance. All Other Compensation for 2006 represents unused vacation.

(2) Mr. Puñal joined the Company on April 28, 2008, as the Company’s chief accounting officer. He was promoted to the position of chief financial officer on February 23, 2009. His compensation for 2008 reflects that earned by him in his role as senior vice president and chief accounting officer.

(3) Dr. Brown retired from the Company in February of 2008. All Other Compensation for 2008 reflects $720,000 in severance compensation pursuant to his retirement agreement and $994 as medical reimbursement.

(4) Included in the “Stock Awards” and “Option Awards” columns are the amounts of compensation expense recognized by the Company in the fiscal year ended December 27, 2008 related to restricted stock awards and stock option awards granted during such year in accordance with FAS 123R. For a discussion of the assumptions used in calculating the expense, see Note 10 to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 27, 2008.

Employment Agreements

The Company entered into executive employment agreements on February 25, 2008 with each of Mr. Hansbrough and Mr. Chouinard. Each is for a three-year term, renewable for successive one-year terms unless notice of non-renewal is given. The agreements provide for annual base compensation (for Mr. Hansbrough in the amount of $420,000 and for Mr. Chouinard in the amount of $310,000, both to be reviewed and adjusted in the discretion of the Compensation Committee, usually on an annual basis), participation in the company’s current employee benefit plans and, at the discretion of the Board of Directors, in equity compensation plans and cash incentive plans. In the event Mr. Hansbrough is terminated without cause prior to the end of the term, or if the Company declines to renew the agreement at the end of the term, Mr. Hansbrough is entitled to severance of two times base salary plus cash bonus for the year, continuation of health and life insurance benefits for 24 months, acceleration by 12 months of unvested options and extension of post-termination option exercise periods of such vested options. In the event Mr. Chouinard is terminated without cause prior to the end of the term, or if the Company declines to renew the agreement at the end of the term, Mr. Chouinard is entitled to severance of 1.5 times base salary plus cash bonus for the year, continuation of health and life insurance benefits for 18 months, acceleration by 12 months of unvested options and extension of post-termination option exercise periods of such vested options.

In the event of a change in control and the termination of Mr. Hansbrough without cause or his resignation with good reason, Mr. Hansbrough will be entitled to receive three times his base salary plus bonus for the year, continuation of health and life insurance benefits for a period of 36 months, acceleration of vesting of all unvested options and extension of the exercise period, and immediate vesting of all performance-based restricted stock or stock unit grants. In the event of a change in control and the termination of Mr. Chouinard without cause or his resignation with good reason, Mr. Chouinard will be entitled to receive two times his base salary plus bonus for the year, continuation of health and life insurance benefits for a period of 24 months, acceleration of vesting of all unvested options and extension of the exercise period, and immediate vesting of all performance-based restricted stock or stock unit grants. The agreements do not include “gross up” payment provisions to cover incremental tax liability of the executives in the event payments are made pursuant to the change in control provisions.

The executives have agreed to specified non-compete obligations during the term of their employment and for a period of time following their termination.

Dr. Brown retired from the Company in February of 2008. Pursuant to his retirement agreement, effective February 4, 2008, the Company agreed to pay to Dr. Brown an amount of $720,000 over three years, to provide continuing health and life insurance benefits for three years and to extend the exercise period for his options. In recognition of his service as chairman emeritus of the Board of Directors, the Company pays Dr. Brown an additional $30,000 per year. Accordingly, as of February 4, 2008, Dr. Brown’s employment agreement dated August 31, 2005 was terminated.

2008 GRANTS OF PLAN-BASED AWARDS

Name	Grant Date	Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)
		Threshold (#)	Target (#)	Maximum (#)
Stephen J. Hansbrough (1)	2/25/2008	91,000	182,000	209,000	91,000	-	1.40
Gino Chouinard (1)	2/25/2008	45,500	91,000	136,500	45,500	-	1.40
Frank Puñal(2)	5/19/2008 7/29/2008	- -	- -	- -	- -	100,000 40,000	1.39 1.70
Paul A. Brown, M.D.	-	-	-	-	-	-	-

(1) The equity incentive plan awards reflected on the table are performance-based RSUs granted on February 25, 2008. Each of Mr. Hansbrough and Mr. Chouinard received a time-vesting RSU grant (91,000 and 45,500, respectively) which vests ratably over three years. Each also received a performance-vesting RSU grant (target of 182,000 units for Mr. Hansbrough and 91,000 units for Mr. Chouinard) which could be earned upon the achievement of 2008 performance objectives set by the Compensation Committee (threshold, target and maximum). None of the performance objectives were achieved in 2008 and so the performance-based RSUs were forfeited by Messrs. Hansbrough and Chouinard in February of 2009.

(2) The option grants reflected on the table for Mr. Puñal vest ratably over four years commencing in 2009.

OUTSTANDING EQUITY AWARDS AT 2008 FISCAL YEAR-END

Name	Options Awards				Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Stephen J. Hansbrough (1)	250,000	–	0.35	3/31/2013
	400,000	–	1.33	8/25/2014
	140,000	280,000	1.47	9/24/2017
					91,000	54,600	209,000	125,400

Gino Chouinard (2)	21,540	–	2.60	12/14/2010
	53,055	–	2.60	11/1/2009
	200,000	–	0.35	3/31/2013
	350,000	–	1.33	8/25/2014
	37,500	12,500	1.79	5/9/2015
	70,000	140,000	1.47	9/24/2017
					45,500	27,300	136,500	81,900

Frank Puñal (3)	–	100,000	1.39	5/19/2018	N/A	N/A	N/A	N/A
	–	40,000	1.70	7/29/2018	N/A	N/A	N/A	N/A

Paul A. Brown, M.D.	200,000	–	0.35	2/4/2011	N/A	N/A	N/A	N/A
	200,000	–	1.33	2/4/2011	N/A	N/A	N/A	N/A

(1) Mr. Hansbrough’s unexercisable options become exercisable as follows: 140,000 on September 24, 2009 and 140,000 on September 24, 2010. Mr. Hansbrough’s unvested stock units become vested as follows: 30,333 on February 25, 2009, 30,333 on February 25, 2010 and 30,334 on February 25, 2011. Mr. Hansbrough’s unearned stock units (a total of 209,000) were forfeited February 25, 2009 when it was determined by the Compensation Committee that performance objectives had not been satisfied.

(2) Mr. Chouinard’s unexercisable options become exercisable as follows: 12,500 on May 9, 2009, 70,000 on September 24, 2009 and 70,000 on September 24, 2010. Mr. Chouinard’s unvested stock units become vested as follows: 15,167 on February 25, 2009, 15,166 on February 25, 2010 and, 15,167 on February 25, 2011. Mr. Chouinard’s unearned stock units (a total of 136,500) were forfeited on February 25, 2009 when it was determined by the Compensation Committee that performance objectives had not been satisfied.

(3) Mr. Puñal’s unexercisable options become exercisable as follows: 25,000 on May 9, 2009, 25,000 on May 9, 2010, 25,000 on May 9, 2011, 25,000 May 9, 2012, 10,000 on July 29, 2009, 10,000 on July 29, 2010, 10,000 on July 29, 2011 and 10,000 on July 29, 2012.

2008 OPTION EXERCISES

There were no stock option exercises during 2008 by the executive officers named in the Summary Compensation Table.

Compensation Committee Interlocks and Insider Participation

None

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of March 31, 2009, the names of all persons known by the Company to be beneficial owners of more than five percent of the Common Stock. As of March 31, 2009, there were 44,837,099 shares of Common Stock and 503,061 Exchangeable Shares issued and outstanding.

		Amount and Nature
Title of	Name and Address of	Of Beneficial	Percent of
Class	Beneficial Owner	Ownership	Class

Common Stock	Siemens Hearing Instruments, Inc. 10 Constitution Ave Piscataway, NJ 08855	6,400,000 (1)	14.3%

Common Stock	Jack Silver SIAR Capital LLC 660 Madison Avenue New York, NY 20021	4,100,000 (2)	9.1%

Common Stock	Patara Capital, LP 5050 Quorum Drive Suite 312 Dallas, TX 75254	3,275,932 (3)	7.3%

Common Stock	William M. Sams 750 N Saint Paul Street Suite 1650 Dallas, TX 75201	3,275,932 (4)	7.3%

Common Stock	Paul A. Brown, M.D. 1250 Northpoint Parkway West Palm Beach, Fl 33407	2,648,567 (5)	5.8%

Common Stock	Michel Labadie 90, Beaubien Street West Montreal, Quebec Canada, H2S 1V6	2,417,802 (6)	5.4%

(1)

As reported on Schedule 13G filed on January 1, 2009, Siemens Hearing Instruments, Inc. owns 6,400,000 shares. It also reports the beneficial ownership of these shares by its parent, Siemens Aktiengesellschaft.

(2)

As reported on Schedule 13G filed on February 17, 2009, this includes 3,000,000 shares of Common Stock held by Sherleigh Associates Inc. Profit Sharing Plan, a trust of which Jack Silver is a trustee, 800,000 shares of Common Stock held by Jack Silver and 300,000 shares of Common Stock issuable upon exercise of warrants, which are currently exercisable.

(3)

As reported on Schedule 13D/A filed on March 27, 2009, Patara Capital, LP beneficially owns 1,450,932 shares. It also reports the beneficial ownership of these shares by Patara Partners, LP and Patara Capital Management, LP. Total of 3,275,932 includes 1,825,000 shares beneficially owned by William Sams (see note 4).

(4)

As reported on Schedule 13D/A filed on March 27, 2009, William Sams beneficially owns 1,825,000 shares. Total reported in this table also includes 1,450,932 shares held by Patara Capital, LP, Patara Partners, LP and Patara Capital Management, LP (see note 3).

(5)

Includes 406,667 shares of Common Stock subject to options and 240,000 shares of common stock subject to warrants acquired as part of private placements which are currently exercisable (or exercisable within 60 days).

(6)

Includes 1,485,540 shares of Common Stock held by Les Partenaires de Montréal, s.e.c. Michel Labadie is a director of Les Partenaires de Montréal Inc., general partner for Les Partenaires de Montréal, s.e.c. Also includes 733,928 shares plus 160,000 shares which may be acquired upon the exercise of warrants by held by Gestion Fremican Inc. Michel Labadie is a shareholder and director of Gestion Fremican, Inc. Also includes 38,334 shares of Common Stock issuable to Mr. Labadie upon the exercise of options, which are currently exercisable.

Security Ownership of Management

The following table sets forth, as of March 31, 2009, the number of shares of Common Stock owned beneficially by each director, each executive officer named in the Summary Compensation Table and all directors and executive officers as a group.

	Amount and Nature of	Percent of
Name	Beneficial Ownership	Class (*)

Thomas W. Archibald	245,934 (1)	*

Bruce Bagni	13,334 (2)	*

Paul A. Brown, M.D.	2,648,567 (3)	5.8%

Gino Chouinard	758,147 (4)	1.6%

Joseph L. Gitterman III	346,598 (5)	*

Stephen J. Hansbrough	912,570 (6)	2.0%

Michel Labadie	2,417,802 (7)	5.4%

David J. McLachlan	215,379 (8)	*

Frank Puñal	25,000 (9)	*

Stephen W. Webster	–	*

All directors and executive	7,583,331 (10)	16%
officers as a group (10 persons)

*	Less than one percent of class calculated as a percentage of issued and outstanding Common Stock and Exchangeable Shares as of March 31, 2009.

(1)	Includes 41,334 shares of Common Stock issuable upon the exercise of non-qualified options, all of which are currently exercisable.

(2)	Includes 13,334 shares of Common Stock issuable upon the exercise of non-qualified options, all of which are currently exercisable.

(3)

Includes 406,667 shares of Common Stock subject to options and 240,000 shares of Common Stock subject to warrants acquired as part of private placements, which are currently exercisable (or exercisable within 60 days).

(4)	Includes 744,595 employee stock options which are currently exercisable (or exercisable within 60 days).

(5)	Includes 41,334 shares of Common Stock issuable upon the exercise of non-qualified options, all of which are currently exercisable.

(6)	Includes 790,000 employee stock options which are currently exercisable (or exercisable within 60 days).

(7)

Includes 1,485,540 shares of Common Stock held by Les Partenaires de Montréal, s.e.c. Michel Labadie is a director of Les Partenaires de Montréal Inc., general partner for Les Partenaires de Montréal, s.e.c. Also includes 733,928 shares plus 160,000 shares of which may be acquired on the exercise of warrants held by Gestion Fremican Inc. Michel Labadie is a shareholder and director of Gestion Fremican, Inc. Also includes 38,334 shares of Common Stock issuable to Mr. Labadie upon the exercise of options which are currently exercisable.

(8)	Includes 41,334 shares of Common Stock issuable upon the exercise of non-qualified options, all of which are currently exercisable.

(9)	Includes 25,000 employee stock options which are currently exercisable (or exercisable within 60 days).

(10)	Includes 2,541,932 shares of Common Stock issuable upon the exercise of options and warrants, which are currently exercisable (or exercisable within 60 days).

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our Audit Committee charter requires that the Audit Committee review and approve all transactions between the Company and any related parties. During 2008, there were no such transactions.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM SERVICES AND FEES

The Board of Directors has appointed BDO Seidman, LLP as the independent registered public accounting firm for the Company and its subsidiaries for the fiscal year 2009. Representatives of BDO Seidman, LLP are expected to be present at the Annual Meeting of Stockholders and will be allowed to make a statement if they wish. Additionally, they will be available to respond to appropriate questions from stockholders during the meeting.

Aggregate fees for professional services rendered for the Company by BDO Seidman, LLP for the years ended December 27, 2008 and December 29, 2007 were as follows:

	2008	2007
Audit fees	$315,000	$315,000
Audit related fees	152,100	9,500
Tax fees	73,000	72,950
All other fees	--	--

Total	$540,100	$397,450

            Audit fees consisted principally of professional services rendered by BDO Seidman, LLP for the audit of our annual financial statements for the fiscal year ended December 27, 2008 and for the reviews of the financial statements included in our quarterly reports on Form 10-Q for that fiscal year.

Audit-related fees consisted principally of professional services rendered for the audits of the Company’s employee benefit plans and various accounting consultations.

Tax fees consisted of services rendered in connection with the preparation and review of federal, state, local, franchise and other tax returns and consultations as to the tax treatment of transactions or events and the actual and/or potential impact of final or proposed tax laws, rules, regulations or interpretations by tax authorities.

The Company’s Audit Committee has considered whether the non-audit services provided by the Company’s independent registered public accounting firm in connection with the year ended December 27, 2008 were compatible with the auditor’s independence and concluded that they were so compatible.

The Company has adopted a pre-approval policy requiring that the Audit Committee pre-approve all audit and non-audit services performed by the Company’s independent registered public accounting firm. Under the policy, some services may be pre-approved without consideration of specific case-by-case services, while others require the specific pre-approval of the Audit Committee. Annual audit services are subject to the specific pre-approval of the Audit Committee.

Proposal No. 2

APPROVAL OF THE AMENDED AND RESTATED

2007 INCENTIVE COMPENSATION PLAN

On February 23, 2009, the Board of Directors approved the Amended and Restated 2007 Incentive Compensation Plan (the “Amended and Restated Plan”). The Amended and Restated Plan includes several key amendments:

•	An increase in the number of shares of common stock available for awards under the plan from 2,500,000 to 4,500,000;
•	An increase in the maximum number of shares that may be covered by grant(s) to any one person during a year from 250,000 to 750,000; and
•	Revisions to the types of performance criteria that may be the basis for a performance-based award under the Amended and Restated Plan.

The 2007 Incentive Compensation Plan (the “Plan”) was originally adopted by the Board of Directors on April 27, 2007 and submitted for approval to the Company’s stockholders at the 2007 annual meeting of stockholders consistent with the requirements of the American Stock Exchange (now the NYSE Amex). The stockholders approved the Plan at that meeting and the Plan became effective on June 11, 2007. The Plan provides for the grant of stock options, stock appreciation rights, restricted stock and restricted stock units to directors, officers and employees. Since its effectiveness, the Compensation Committee and the Board of Directors have made grants totaling 2 million shares of the 2.5 million shares originally authorized for issuance under the Plan. The Compensation Committee believes that increasing the number of shares available under the Plan at this time is in the best interests of the Company, its stockholders and its employees and directors. The Committee recommended to the Board of Directors that the Plan be amended to increase the number from 2.5 million shares to 4.5 million shares. The Board approved that recommendation. In addition, the Compensation Committee has recommended that the provisions relating to maximum annual grants be expanded from 250,000 shares per person to up to 750,000 shares per person. While the Committee has no current plans to make any annual grant to any one person in an amount in excess of 250,000 shares, it believes that based on the executive compensation information available to it, the Company should have the flexibility to make a larger grant in connection with inducement grants to a new executive officer or in connection with a one-time grant. Accordingly, the Committee recommended to the Board that such an amendment be adopted and the Board approved this amendment. Finally, the Compensation Committee has found that as it strives to keep compensation – especially long-term equity compensation – tied to performance, it would be beneficial to have more performance criteria available to it for performance-based grants under the Plan. In order to accomplish this objective, the Committee approved and recommended to the Board an amendment to the Plan which expands the list of permissible performance criteria that the Committee and the Board may consider in making performance-based grants. The Board considered and approved this amendment.

At the direction of the Board of Directors, the three amendments to the Plan have been incorporated into the Amended and Restated Plan. The Board directed that the Amended and Restated Plan be presented for approval at the Company’s 2009 Annual Stockholders’ Meeting.

There are approximately 500 employees and seven non-employee directors who are eligible to participate in the Amended and Restated Plan. The Company’s Chief Executive Officer, Chief Operating Officer and Chief Financial Officer are eligible participants. The closing price of the Company’s common stock on April 9, 2009, as reported on the NYSE Amex was $.50 per share.

The Amended and Restated Plan will become effective only if approved by the Company’s stockholders. If the Amended and Restated Plan is not approved by stockholders, the Plan will remain in effect with the original limitation on share issuance (2.5 million share total and 250,000 annual per person grants) and the original scope of performance criteria. Stockholder approval is required by the rules of the NYSE Amex for the change in the number of shares which may be issued. Stockholder approval of the

Amended and Restated Plan also will allow for performance-based cash and equity compensation that is paid under the Plan to be deductible by the Company for federal income tax purposes under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). Section 162(m) generally places a $1 million annual limit on the amount of compensation paid to each of the Company’s named executive officers that may be deducted by the Company for federal income tax purposes, unless such compensation constitutes “qualified performance-based compensation,” which is based on the achievement of pre-established performance goals set by a committee of the Board pursuant to an incentive plan that has been approved by the Company’s stockholders with a limit on annual grants to any one person. Stockholder approval of the revised performance measures and per person annual grant limit set out in the Amended and Restated Plan will constitute stockholder approval of the performance criteria for purposes of Section 162(m). The Board believes it is in the best interest of the Company and its stockholders to approve the Amended and Restated Plan.

Summary of the HearUSA, Inc. Amended and Restated 2007 Incentive Compensation Plan

The purpose of the Amended and Restated Plan is to assist the Company in attracting and retaining selected individuals to serve as directors, officers and employees of the Company or any of its subsidiaries or affiliates. The plan is intended to encourage high levels of performance by those individuals who are key to the success of the Company, to attract new individuals who are highly motivated and who will contribute to the success of the Company and to encourage those individuals to remain as directors, officers and/or employees of the Company and its subsidiaries by increasing their proprietary interest in the Company.

Key employees and directors of the Company or any of its subsidiaries or affiliates are and will be eligible to participate in the plan at the discretion of the Compensation Committee. Each award will be evidenced by an agreement or certificate setting forth the terms and conditions of the award, including the term of the award, which will not be greater than ten years.

The Compensation Committee will administer and grant awards under the Amended and Restated Plan. Unless otherwise determined by the Board, each member of the Compensation Committee must be a “Non-Employee Director” as defined for purposes of Section 16 of the Securities Exchange Act of 1934 and an “Outside Director” as defined for purposes of 162(m) of the Code. The Compensation Committee will have the power to interpret the Amended and Restated Plan, to determine the terms of the agreements or certificates, and to make all other determinations necessary or advisable for the administration of the plan, consistent with its terms. Any award granted to a member of the Committee must be on terms consistent with awards made to other non-employee Directors who are not members of the Committee, except where the award is approved or ratified by the full Board (excluding persons who are also members of the Committee).

A total of 4,500,000 shares of Common Stock will be available for issuance under the Amended and Restated Plan. Any shares subject to an award under the plan which are forfeited or otherwise surrendered without receiving any payment or other benefit may be used again for an award under the plan.

New Plan Benefits

Because grants under the Amended and Restated Plan are discretionary, the benefits or amounts that may be received by or allocated to each of the executive officers named in the Summary Compensation Table are not known. With respect to our non-employee directors, however, the current compensation program for directors described on page 9 of this Proxy Statement contemplates that each outside director will be awarded 20,000 stock options on an annual basis as of the date of our Annual Meeting of Stockholders. The Lead Independent Director and Chairman of the Audit Committee and the Compensation Committee will also receive annual stock option grants of 10,000, 5,000 and 5,000, respectively. The following table sets forth what all of the outside directors would receive in the aggregate under the Amended and Restated Plan in 2009 (based on our common stock price on April 9, 2009):

Amended and Restated 2007 Incentive Compensation Plan

Name and Position Non-Executive Director Group	Dollar Value ($) $80,000	Number of Stock Options 160,000

Types of Awards

General. The plan contemplates the grant of stock options, stock appreciation rights, restricted stock and restricted stock units.

Options. Options may be either incentive stock options or non-qualified stock options. The exercise price of an option may not be less than 100% of the closing price of the Common Stock on the grant date. Options, once issued, may not be repriced to a lower exercise price without first obtaining the approval of the stockholders. The purchase price is payable in full at the time of exercise. The purchase price may be paid in cash or, if the Compensation Committee so permits, through delivery or tender to the Company of shares held, either actually or by attestation, by the participant, or, if the Compensation Committee so permits, a combination thereof, unless otherwise provided in the agreement or certificate. No shares may be tendered in exercise of an incentive stock option if such shares were acquired by the optionee through the exercise of an incentive stock option unless (i) such shares have been held by the optionee for at least one year and (ii) at least two years have elapsed since the grant date. The Compensation Committee, in its discretion, may establish rules and procedures for the methods and forms of payment of the purchase price upon option exercise.

If, when an incentive stock option is granted, the participant possesses more than 10% of the total voting power of all of the stock of the Company and its subsidiaries, the option price for such incentive stock option must be at least 110% of the fair market value of the shares subject to the option on the grant date, and such option will expire five years after the grant date.

Stock Appreciation Rights. Stock appreciation rights entitle a participant, subject to the terms and conditions determined by the Compensation Committee, to all or a portion of the excess of the fair market value of a specified number of shares on the exercise date over a specified price, which may not be less than 100% of the fair market value of the shares on the grant date. A stock appreciation right may be granted in connection with a contemporaneously granted option, or independent of any option. If issued in connection with an option, its exercise cancels the connected option and exercise of the connected option cancels the stock appreciation right. Each stock appreciation right may be exercisable in whole or in part according to the agreement or certificate. Except as otherwise provided in the agreement or certificate, upon exercise of a stock appreciation right, the participant will receive cash, stock or a combination of cash and stock (as chosen by the participant if not otherwise specified in the award) as promptly as practicable after such exercise. The agreement or certificate may limit the amount or percentage of the total appreciation on which payment may be made in the event of the exercise of a stock appreciation right.

Restricted Stock and Restricted Stock Units. Restricted stock may be granted in the form of shares registered in the name of the Company as nominee for the participant and held by the Company until the restrictions have lapsed. Restricted stock may, in the discretion of the Compensation Committee, provide dividends and voting rights prior to vesting. Restricted stock units represent the right to receive cash or shares, at the discretion of the Committee, for the restricted stock units at the end of a specified restricted period. The vesting of restricted stock units may be performance based or time based (or both) and will be set forth in a written agreement containing all of the terms of the grant. The Compensation Committee in its discretion may establish any employment conditions, performance conditions (as described below), or restrictions on transferability with respect to restricted stock and restricted stock unit grants. The term of any award or performance period may not exceed ten years.

Performance Targets and Conditions. Any performance targets related to other performance-based awards, and any performance conditions related to the lapse of restrictions on restricted stock awards or restricted stock units, will be determined by the Compensation Committee. To the extent that any award is intended to qualify as performance-based compensation under Section 162(m) of the Code, it must have performance targets that consist of one or any combination of two or more of the following: revenues, net earnings or net income (before or after taxes); funds from operations; earnings per share; net sales growth; net operating profit; return measures (including return on assets, capital, invested capital, equity or sales); cash flow (including operating cash flow, free cash flow, and cash flow return on capital); earnings before or after taxes, interest, depreciation and/or amortization; gross or operating margins; productivity ratios; share price (including growth measures and total shareholder return); and achievement of operational or strategic objectives determined by the Board of Directors.

Termination of Employment

Except as otherwise determined by the Compensation Committee, or as otherwise provided in the award agreement or certificate (which may, without limitation, provide for an extension of the exercisability of options and stock appreciation rights, but in no event after expiration of their stated terms), the following will take place in the event of termination of employment or separation of service (in the case of a director) by a participant:

In the case of options granted under the Plan not previously exercised or expired, the options will be deemed canceled and terminated on the day of such termination or separation unless the Committee decides to extend the term of the option for a period not to exceed three months after the date of such termination or separation. In the case of the separation from service of a non-employee director by reason of death, disability or under conditions satisfactory to both the director and the Company, any nonqualified stock option held by such director not previously exercised or expired shall be exercisable for up to five years after the date of separation. In the case of the death of an optionee (who is not a non-employee director), outstanding options held by that optionee, to the extent exercisable on the date of death, may be exercised by the estate of the optionee (or another permitted holder) within one year after the death of the optionee. In the case of termination by reason of the disability of an optionee, the optionee (or his guardian or legal representative) may exercise any outstanding options which the optionee could have exercised as of the first date of the disability, at any time within one year after such termination.

In the case of stock appreciation rights which are related to options, the stock appreciation rights may be exercised only to the extent that the options to which they relate may be exercised in the event of termination of employment or separation of service.

Restricted stock awards shall be forfeited and returned to the Company and all rights of the participant with respect to such restricted shares will terminate when the participant terminates employment. The Compensation Committee may, in its sole discretion, waive the forfeiture period and other conditions set forth in a restricted stock award under appropriate circumstances, which could include the death, disability or retirement of a participant, and subject to such terms as the Committee deems appropriate.

With respect to restricted stock units, except to the extent the Committee specifies otherwise, any restricted stock unit which is not earned and vested by the end of the restricted period shall be forfeited. If the participant’s date of termination, or separation of service in the case of a director, occurs prior to the end of the restricted period, the Committee, in its sole discretion, may determine that the participant will be entitled to settlement of all or some portion of the restricted stock units and may accelerate the determination of the value and settlement of the units or make such other adjustments as the Committee deems desirable.

Change of Control

The Compensation Committee is authorized to make provisions in the various awards pertaining to a change of control of the company and to amend or modify existing awards upon such a change. The plan generally defines a “change of control” as (a) a change in the composition of a majority of the Board of Directors over a 12 month period without the approval of the incumbent directors (as defined), (b) an acquisition of more than 35% of the Company’s Common Stock or voting power by one person or a group, or (c) the sale or disposition to any one person or group assets of the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Company; provided, however, that in no event will a transaction constitute a change of control unless it also constitutes a change of control event contemplated under the regulations under Section 409A of the Code (discussed below).

Miscellaneous Provisions

In the event of a dividend or similar distribution, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up spin-off, combination, repurchase or exchange of shares of Common Stock or similar transaction, the Committee may make adjustments to the number and type of shares that thereafter may be made the subject of awards under the Plan, the number and type of shares subject to outstanding awards and the grant or exercise price with respect to any outstanding award. If appropriate, the Committee may make provision for a cash payment to the holder of any outstanding award in such circumstances. In no event may the Committee make adjustments that would cause an award to violate the provisions of Section 409A of the Code (unless agreed to by the holder of such award).

The plan will remain in effect until its termination or the later of the distribution of shares subject to outstanding awards on the date of the Plan’s termination or expiration of such awards. The Company may withhold from any payment under the Amended and Restated Plan any required withholding taxes. The Board of Directors may amend, modify, terminate, or suspend the Amended and Restated Plan, and the Compensation Committee may amend any agreement or certificate, provided, in each instance, that any necessary approval of the stockholders is obtained and no participant’s rights are adversely affected unless otherwise permitted by an agreement or a certificate or the law. The Amended and Restated Plan, like the original Plan, will be unfunded and will not require the segregation of any assets.

Federal Income Tax Consequences

The following is a summary of the U.S. federal income tax consequences that generally will arise with respect to awards granted under the Amended and Restated Plan. These consequences are the same as the consequences under the 2007 Plan as originally adopted. This summary is based upon the provisions of the Code, and regulations promulgated thereunder, as in effect on the date of this proxy statement. Changes in the law may modify this discussion, and in some cases the changes may be retroactive. Further, this summary is not intended to be a complete discussion of all the federal income tax consequences associated with the Amended and Restated Plan. Accordingly, for precise advice as to any specific transaction or set of circumstances, participants should consult with their own tax and legal advisors. Participants should also consult with their own tax and legal advisors regarding the application of any state, local and foreign taxes and any federal gift, estate and inheritance taxes.

Stock Options. In general, the grant of a stock option will not be a taxable event to a recipient and it will not result in a deduction to the Company. The tax consequences associated with the exercise of a stock option, and the subsequent disposition of our common stock acquired on exercise of such an option, depend in part on whether the option is an incentive stock option or a nonstatutory stock option.

Upon the exercise of a nonstatutory stock option, the participant will recognize ordinary compensation income equal to the excess of the fair market value of our common stock received upon exercise over the exercise price. We will be able to claim a deduction in an equivalent amount, provided federal income tax withholding requirements are satisfied and we are not otherwise precluded from taking a deduction because of the Section 162(m) deduction limitations described below. The ordinary income the participant recognizes will be subject to applicable tax withholding. Any gain or loss upon a subsequent sale or exchange of our common stock will be capital gain or loss, long-term or short-term, depending on the holding period for the common stock.

Generally, a participant will not recognize ordinary income at the time of exercise of an incentive stock option and no deduction will be available to us, provided the option is exercised while the participant is an employee or, in certain circumstances, for a limited period of time thereafter. However, the difference between the option price and the fair market value of the stock on the date of exercise is treated as an item of adjustment for purposes of the alternative minimum tax. The Code imposes an alternative minimum tax on a taxpayer whose alternative minimum taxable income, as defined in Section 55(b)(2) of the Code, exceeds the taxpayer’s adjusted gross income. If the sale of shares acquired under an incentive stock option does not occur within two years after the date of grant and within one year after the date of exercise, any gain or loss realized will be treated as a long-term capital gain or loss.

If a disposition of shares acquired under an incentive stock option occurs prior to the expiration of these one-year or two-year holding periods, the participant recognizes ordinary income at the time of disposition, and we will be entitled to a deduction, in an amount equal to the excess of the fair market value of the common stock at the date of exercise (or the fair market value of the common stock on the disposition date, if lower) over the exercise price. In addition, the participant must recognize as short-term or long-term capital gain, depending on whether the holding period for the shares exceeds one year, any amount that the holder realizes upon disposition of those shares which exceeds the fair market value of those shares on the date the participant exercised the option. The participant will recognize a short-term or long-term capital loss, depending on whether the holding period for the shares exceeds one year, to the extent the basis in the shares exceeds the amount realized upon disposition of those shares.

Stock Appreciation Rights. Generally, a participant will not recognize taxable income upon the grant of a stock appreciation right. When a participant receives payment with respect to a stock appreciation right granted under the Amended and Restated Plan, the amount of cash and the fair market value of our common stock received will be ordinary compensation income to such participant and we will be entitled to a corresponding deduction, subject to the Section 162(m) deduction limitations described below. The ordinary income the participant recognizes will be subject to applicable tax withholding. Upon selling any common stock received by a participant in payment of an amount due under a stock appreciation right, the participant generally will recognize a capital gain or loss in an amount equal to the difference between the sale price of the stock and the participant’s tax basis in the stock.

Restricted Stock. A participant who receives shares of restricted stock generally will recognize ordinary compensation income at the time the forfeiture or transferability restrictions lapse, based on the fair market value of the common stock at that time. The amount recognized will be equal to the difference between the fair market value of the shares at such time and the original purchase price paid for the shares, if any. Subject to the Section 162(m) deduction limitations described below, this amount is deductible for federal income tax purposes by us. The ordinary income recognized by a participant with respect to restricted stock will be subject to applicable tax withholding. Dividends paid with respect to common stock that is subject to forfeiture and nontransferable will be ordinary compensation income to the participant and generally deductible by us.

Alternatively, a participant may elect, pursuant to Section 83(b) of the Code, immediate recognition of income at the time of receipt of restricted stock. If the election is made within 30 days of the date of grant, the participant will recognize the difference between the fair market value of the restricted stock at the time of grant and the purchase price paid for the restricted stock, if any, as income, and we will be entitled to a corresponding deduction. Any change in the value of the shares after the date of grant will be taxed as a capital gain or loss only if and when the shares are disposed of by the participant. Dividends paid with respect to these shares will not be deductible by us.

A Section 83(b) election is irrevocable. If this tax treatment is elected, and the restricted stock is subsequently forfeited, the participant will not be entitled to any offsetting tax deduction.

Section 409A. Section 409A of the Code provides substantial penalties to persons deferring taxable income, unless the requirements of Section 409A have been satisfied. Certain awards provided under the Plan could be viewed as deferring income for participants and may, therefore, be subject to Section 409A. While it is the current intent to prevent awards made under the Plan from failing to satisfy the requirements of Section 409A, there can be no assurance that awards made under the Plan which are subject to Section 409A will satisfy the requirements of Section 409A.

In the event that an award made under the Plan is subject to Section 409A, but does not satisfy the requirements of Section 409A, then the affected participant will incur an additional 20% tax on amounts deferred, as well as full inclusion in income for tax purposes of amounts deferred and interest on such amounts from the date when such amounts became vested.

Sections 280G and 4999. In the event that certain compensation payments or other benefits received by “disqualified individuals” (as defined in Section 280G of the Code) under the Plan may cause or result in “excess parachute payments” (as defined in Section 280G of the Code) then, pursuant to Section 280G of the Code, any amount that constitutes an excess parachute payment is not deductible by the Company. In addition, Section 4999 of the Code generally imposes a 20% excise tax on the amount of any such excess parachute payment received by such a disqualified individual, and any such excess parachute payments will not be deductible by the Company.

Vote Required

Approval of the Amended and Restated Plan requires the affirmative vote of a majority of the votes of the Common Stock and the Special Voting Preferred Stock represented at the meeting (in person or by proxy), assuming a quorum is present at the meeting. All shares of Common Stock and the share of Special Voting Preferred Stock represented by valid proxies will be voted in accordance with the instructions contained therein. Broker non-votes will effectively be votes “against” approval of the amendment to the Plan. Votes with respect to Exchangeable Shares represented by valid voting instructions received by the Trustee will be cast by the Trustee through the Special Voting Preferred Stock in accordance with those instructions. If no instructions are received by the Trustee from a holder of Exchangeable Shares, the votes to which such holder is entitled will not be exercised.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL

OF THE AMENDED AND RESTATED 2007 INCENTIVE COMPENSATION PLAN

STOCKHOLDER PROPOSALS

Stockholder proposals submitted pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and intended to be presented at the 2010 annual meeting of stockholders must be received by us no later than January 4, 2010 for inclusion, if appropriate, in the Company’s proxy statement and form of proxy for that meeting.

In order for a stockholder to nominate a candidate for election as a director at the 2010 annual meeting of stockholders, a stockholder must provide timely notice of the nomination. Such notice must be given not less than 90 nor more than 120 days prior to the anniversary of the 2009 annual meeting of stockholders. The stockholder must include information about the nominee, such as his or her name, address and occupation, all as provided by the Company’s Amended and Restated Bylaws.

In order for a stockholder to bring any other business before the 2010 annual meeting of stockholders, the stockholder must provide advance notice as provided in the Amended and Restated Bylaws in respect of such proposal. The notice must be given not less than 90 nor more than 120 days prior to the anniversary date of the 2009 annual meeting of stockholders. These time limits apply in determining whether notice is timely for purposes of rules adopted by the Securities and Exchange Commission relating to the exercise of discretionary voting authority by the Company’s designated proxies. The notice must contain specific information as prescribed by the Company’s Amended and Restated Bylaws. These requirements are separate from and in addition to those requirements imposed by the federal securities laws concerning inclusion of a stockholder proposal in the proxy statement and form of proxy for the meeting.

In each case, the notice must be given to the Company’s Secretary at the Company’s principal offices, 1250 Northpoint Parkway, West Palm Beach, Florida 33407. Any stockholder desiring a copy of the Company’s Amended and Restated Certificate of Incorporation or Amended and Restated Bylaws will be furnished a copy without charge upon written request to the Company’s Secretary.

OTHER MATTERS

As of the date hereof, the Board of Directors knows of no other matters which are likely to be presented for consideration at the meeting. In the event any other matters properly come before the meeting, however, it is the intention of the persons named in the enclosed proxy to vote said proxy in accordance with their best judgment.

HOUSEHOLDING OF PROXIES

The Securities and Exchange Commission has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for annual reports and proxy statements with respect to two or more stockholders sharing the same address by delivering a single annual report and/or proxy statement addressed to those stockholders. This process, which is commonly referred to as "householding," potentially provides extra convenience for stockholders and cost savings for companies. The Company and some brokers household annual reports and proxy materials, delivering a single annual report and/or proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders.

Once you have received notice from your broker or the Company that your broker or the Company will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. You may request to receive at any time a separate copy of our annual report or proxy statement, by sending a written request to HearUSA, Inc. 1250 Northpoint Parkway, West Palm Beach, Florida 33407, Attn: Corporate Secretary, or by telephoning 561-478-8770.

If, at any time, you no longer wish to participate in householding and would prefer to receive a separate annual report and/or proxy statement in the future, please notify your broker if your shares are held in a brokerage account or the Company if you hold registered shares. You can notify the Company by sending a written request to HearUSA, Inc. 1250 Northpoint Parkway, West Palm Beach, Florida 33407, Attn: Corporate Secretary, or by telephoning 561-478-8770.

If, at any time, you and another stockholder sharing the same address wish to participate in householding and prefer to receive a single copy of the Company's annual report and/or proxy statement, please notify your broker if your shares are held in a brokerage account or the Company if you hold registered shares. You can notify the Company by sending a written request to HearUSA, Inc. 1250 Northpoint Parkway, West Palm Beach, Florida 33407, Attn: Corporate Secretary, or by telephoning 561-478-8770.

May 4, 2009

ANNUAL MEETING OF STOCKHOLDERS OF

HearUSA, Inc.

June 29, 2009

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

▼      Please detach along perforated line and mail in the envelope provided.     ▼

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND FOR APPROVAL OF THE AMENDED AND RESTATED HEARUSA 2007 INCENTIVE COMPENSATION PLAN.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK

AS SHOWN HERE ☒

1. The election of the following nominees as directors of the Company.		3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting and any and all adjournments thereof.
☐ FOR ALL NOMINEES	O Thomas W. Archibald O Bruce Bagni O Paul A. Brown, M.D. O Joseph L. Gitterman III O Stephen J. Hansbrough O Michel Labadie O David J. McLachlan O Stephen W. Webster
☐ WITHHOLD AUTHORITY FOR ALL NOMINEES		PLEASE DATE, SIGN AND MAIL THIS PROXY PROMPTLY IN THE ENCLOSED REPLY ENVELOPE.
☐ FOR ALL NOMINEES (See instructions below)

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●
2. Approval of the amended and restated HearUSA 2007 Incentive Compensation Plan.
☐ For ☐ Against ☐ Abstain

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

HEARUSA, INC.

PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR

THE ANNUAL MEETING TO BE HELD ON June 29, 2009

The undersigned stockholder(s) of HearUSA, Inc. (“Company”) hereby appoint(s) Stephen J. Hansbrough and Gino Chouinard, and each of them, with full power of substitution in each, proxies to vote all shares which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held in West Palm Beach, Florida on Monday, June 29, 2009 at 2:00 P.M. Eastern Time, and any and all adjournments thereof, on the following matters.

THE SHARES REPRESENTED HEREBY WILL BE VOTED IN ACCORDANCE WITH THE STOCKHOLDER’S DIRECTIONS HEREIN, BUT WHERE NO DIRECTIONS ARE INDICATED, SAID SHARES WILL BE VOTED FOR THE ELECTION AS DIRECTORS OF THE NOMINEES LISTED ON THE REVERSE SIDE, FOR THE HEARUSA AMENDED AND RESTATED 2007 INCENTIVE COMPENSATION PLAN AND IN THE DISCRETION OF THE PROXIES, ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING, ALL IN ACCORDANCE WITH THE COMPANY’S PROXY STATEMENT, RECEIPT OF WHICH IS HEREBY ACKNOWLEDGED.

(Continued and to be signed on the reverse side)

ANNUAL MEETING OF STOCKHOLDERS OF

HearUSA, Inc.

June 29, 2009

PROXY VOTING INSTRUCTIONS

MAIL — Date, sign and mail your proxy card in the envelope provided as soon as possible.
- OR -
TELEPHONE — Call toll-free 1-800-PROXIES (1-800-776-9437) from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.
- OR -
INTERNET — Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.

COMPANY NUMBER
ACCOUNT NUMBER

You may enter your voting instructions at 1-800-PROXIES or www.voteproxy.com up until 11:59 PM Eastern Time the day before the cut-off or meeting date.

▼      Please detach along perforated line and mail in the envelope provided.     ▼

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND FOR APPROVAL OF THE AMENDED AND RESTATED HEARUSA 2007 INCENTIVE COMPENSATION PLAN.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK

AS SHOWN HERE   ☒

1. The election of the following nominees as directors of the Company.		3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting and any and all adjournments thereof.
☐ FOR ALL NOMINEES	O Thomas W. Archibald O Bruce Bagni O Paul A. Brown, M.D. O Joseph L. Gitterman III O Stephen J. Hansbrough O Michel Labadie O David J. McLachlan O Stephen W. Webster
☐ WITHHOLD AUTHORITY FOR ALL NOMINEES		PLEASE DATE, SIGN AND MAIL THIS PROXY PROMPTLY IN THE ENCLOSED REPLY ENVELOPE.
☐ FOR ALL NOMINEES (See instructions below)

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●
2. Approval of the amended and restated HearUSA 2007 Incentive Compensation Plan.
☐ For ☐ Against ☐ Abstain

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.